Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 1, 2019 relating to the financial statements and financial statement schedules, which appeared in InVivo Therapeutics Holdings Corp.’s Annual Report on Form 10‑K for the year ended December 31, 2018.

/s/ RSM US LLP

Boston,  Massachusetts

April 1, 2019